                                                                     EXHIBIT 4.2


                             STOCKHOLDERS' AGREEMENT

                                   dated as of

                           _____________________, 2004

                                      among

                           ULTRA CLEAN HOLDINGS, INC.,

                               FP-ULTRA CLEAN, LLC

                                       and

                       CERTAIN OTHER PERSONS NAMED HEREIN

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----

                                                  ARTICLE 1
                                                 DEFINITIONS

Section 1.01.  Definitions.....................................................................    1

                                                  ARTICLE 2
                                             CORPORATE GOVERNANCE

Section 2.01.  Composition of the Board........................................................    4
Section 2.02.  Removal.........................................................................    5
Section 2.03.  Vacancies.......................................................................    6
Section 2.04.  Action by the Board.............................................................    6
Section 2.05.  Conflicting Charter or Bylaw Provisions.........................................    8
Section 2.06.  Subsidiary Governance...........................................................    9

                                                  ARTICLE 3
                                           RESTRICTIONS ON TRANSFER

Section 3.01.  General.........................................................................    9
Section 3.02.  Legends.........................................................................    9
Section 3.03.  Restrictions on Transfer........................................................   10
Section 3.04.  Permitted Transferees...........................................................   10

                                                  ARTICLE 4
                                       CERTAIN COVENANTS AND AGREEMENTS

Section 4.01.  Information.....................................................................   10
Section 4.02.  Reports.........................................................................   11
Section 4.03.  Cooperation in Refinancing......................................................   12
Section 4.04.  Appointment of Stockholder Representative.......................................   12

                                                  ARTICLE 5
                                                MISCELLANEOUS

Section 5.01.  Entire Agreement................................................................   12
Section 5.02.  Binding Effect; Benefit.........................................................   12
Section 5.03.  Assignability...................................................................   13
Section 5.04.  Waiver; Amendment; Termination..................................................   13
Section 5.05.  Notices.........................................................................   13
Section 5.06.  Fees and Expenses...............................................................   14
Section 5.07.  Headings........................................................................   14
Section 5.08.  Counterparts....................................................................   14
Section 5.09.  Applicable Law..................................................................   15

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

Section 5.10.  Waiver of Jury Trial............................................................   15
Section 5.11.  Specific Enforcement............................................................   15
Section 5.12.  Consent to Jurisdiction.........................................................   15
Section 5.13.  Severability....................................................................   15
Section 5.14.  Recapitalization................................................................   16
Section 5.15.  No Inconsistent Agreements......................................................   16

                            STOCKHOLDERS' AGREEMENT

         AGREEMENT dated as of _____________, 2004 (the "AGREEMENT") among Ultra Clean Holdings, Inc., a Delaware corporation (the "COMPANY"), FP-Ultra Clean, LLC, a Delaware limited liability company ("FP"), and such additional persons as may sign joinder agreements to this Agreement.

                              W I T N E S S E T H :

         WHEREAS, FP is currently the owner of a majority of the Common Stock of the Company;

         WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGGREGATE OWNERSHIP" means, with respect to any Stockholder or group of Stockholders, and with respect to any class of Company Securities, the total amount of such class of Company Securities "BENEFICIALLY OWNED" (as such term is defined in Rule 13d-3 of the Exchange Act) (without duplication) by such Stockholder or group of Stockholders as of the date of such calculation, calculated on a Fully Diluted basis.

         "AGGREGATE OWNERSHIP PERCENTAGE" means, with respect to any Stockholder (or group of Stockholders), and with respect to any class of Company

Securities, the percentage equal to such Stockholder's (or group of Stockholders') Aggregate Ownership of such class of Company Securities divided by all outstanding Common Shares, calculated on a Fully Diluted basis.

         "BOARD" means the board of directors of the Company.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco or New York City are authorized by law to close.

         "BYLAWS" means the bylaws of the Company, as amended from time to time.

         "CHARTER" means the certificate of incorporation of the Company, as the same may be amended from time to time.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMON STOCK" means the Common Stock, par value $0.001 per share, of the Company. "COMMON SHARES" means shares of Common Stock.

         "COMPANY SECURITIES" means (i) the Common Stock, (ii) securities convertible into or exchangeable for Common Stock, and (iii) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FIVE PERCENT STOCKHOLDER" means a Stockholder whose Aggregate Ownership Percentage is 5% or more.

         "FOREIGN SUBSIDIARY" means, with respect to the Company, any entity organized under the laws of a jurisdiction other than a State of the United States of America of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "FULLY DILUTED" means, with respect to any class of Company Securities, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable for such shares, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities; provided that if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for such Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of "FULLY DILUTED" only upon and to the extent of such vesting.

         "INSIGNIFICANT SUBSIDIARY" means a subsidiary of the Company that does not meet any of the conditions contained in the definition of "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

         "INVESTMENT" means, with respect to any Person, (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including any partnership, limited liability and joint venture interest) of any other Person and (ii) any capital contribution by such Person to any other Person.

         "PERMITTED TRANSFEREE" means any Person so designated by FP in its sole discretion.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of December 2, 2002 between the Company and FP.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STOCKHOLDER" means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall "beneficially own" (as such term is defined in Rule 13d-3 of the Exchange
Act) any Company Securities.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "THIRD PARTY" means a prospective purchaser(s) (other than a Permitted Transferee or other Affiliate of such Stockholder) of Company Securities in an arm's-length transaction from a Stockholder.

         "TRANSFER" means, with respect to any Company Security, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such security or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such security or any participation or interest therein or any agreement or commitment to do any of the foregoing.

         (b) The term "FP," to the extent FP shall have transferred any of its Company Securities, shall mean FP and such transferee or transferees, taken together.

         (c) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                      Section
          ----                                      -------
Additional Directors                                2.01
Agreement                                           Preamble
Cause                                               2.02
Company                                             Preamble
FP                                                  Preamble
FP Stockholder Representative                       4.04
Replacement Nominee                                 2.03(a)
Stockholder                                         5.03

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

         Section 2.01. Composition of the Board. (a) The Board shall consist of nine directors, a majority of whom will be nominated by FP. One director will be the Chief Executive Officer of the Company for so long as he or she is employed by the Company. Three directors will be nominated by the Chief Executive Officer and FP, provided that each such director (i) shall not be an "Affiliate" or an "Associate" (as such terms are used within the meaning of Rule 12b-2 under the Exchange Act) of FP and (ii) shall be an "independent director," as such term is defined by the rules of the securities exchange or quotation system on which the Common Stock is traded. If the number of directors that comprise the entire Board is increased in accordance with Section 2.04 hereof, the number of directors added to the Board (the "ADDITIONAL DIRECTORS") must be a multiple of two, and FP shall continue to be entitled to nominate a majority of the Board as provided in this Section 2.01.

         (b) Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Common Shares or execute a proxy or written consent, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

         (c) The right of FP to nominate a majority of the members of the Board pursuant to this Article 2 shall:

                  (i) at such time as FP's Aggregate Ownership Percentage is less than 25%, be reduced to the right to nominate one-fourth of the members of the Board, rounded up to the nearest whole number of members of the Board if such fraction is not a whole number;

                  (ii) at such time as FP's Aggregate Ownership Percentage is less than 20%, be reduced to the right to nominate one-fifth of the members of the Board, rounded up to the nearest whole number of members of the Board if such fraction is not a whole number;

                  (iii) at such time as FP's Aggregate Ownership Percentage is less than 10%, be reduced to the right to nominate one-tenth of the members of the Board, rounded up to the nearest whole number of members of the Board if such fraction is not a whole number; and

                  (iv) terminate at such time as FP's Aggregate Ownership Percentage is less than 5%.

         The obligations imposed on the Stockholders to give effect to the rights to nominate directors set forth in this Section 2.01 shall terminate as to any Person when such Person's right to nominate a director is terminated.

         (d) The Company agrees to take all other necessary actions (including calling a special meeting of the Board and/or Stockholders) to ensure that the composition of the Board is as set forth in this Section 2.01.

         Section 2.02. Removal. Each Stockholder agrees that if at any time it is then entitled to vote for the removal of directors from the Board, it will not vote any of its Common Shares in favor of the removal of any director who shall have been nominated in accordance with Section 2.01 hereof, unless such removal shall be for Cause or the Person or Persons entitled to nominate such director shall have consented to such removal in writing; provided that if the Person or Persons entitled to nominate any director pursuant to Section 2.01 hereof shall request in writing the removal, with or without Cause, of such director, such Stockholder shall vote its Common Shares in favor of such removal. Removal for "CAUSE" shall mean removal of a director because of such director's (a) willful and continued failure substantially to perform his or her statutory or fiduciary duties to the Company in his or her established position,
(b) participation in a fraud, act of dishonesty or other misconduct that is injurious, monetarily or otherwise, to the

Company or any of its Subsidiaries, (c) having been charged with or pleading guilty to a felony or a crime involving fraud or dishonesty, (d) violation of any state or federal law that has an adverse effect on the Company or (e) abuse of illegal drugs or other controlled substances or habitual intoxication.

         Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

         (a) the Person or Persons entitled under Section 2.01 hereof to nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may, subject to the provisions of Section 2.01 hereof, nominate another individual (the "REPLACEMENT NOMINEE") to fill such vacancy and serve as a director on the Board; and

         (b) subject to Section 2.01 hereof, each Stockholder then entitled to vote for the election of the Replacement Nominee as a director of the Company agrees that it will vote its Common Shares, or execute a proxy or written consent, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

         Section 2.04. Action by the Board. (a) A quorum of the Board shall consist of a majority of the total number of directors, which such majority shall include a majority of the nominees of FP; provided that if FP has not nominated its independent directors pursuant to Section 2.01(a), such majority will include all directors nominated by FP.

         (b) All actions of the Board shall require (i) the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board; provided that if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

         (c) The Board may create executive, compensation, audit, nominating and corporate governance and such other committees as it may determine. During such time as FP's Aggregate Ownership Percentage is greater than or equal to 25%, FP shall be entitled to majority representation on any committee created by the Board, which majority representation shall consist of any director or directors designated by FP to serve on such committee; provided that if the rules or regulations of the SEC or the securities exchange or quotation system on which the Common Stock is traded require any committee to consist of one or more "independent directors," as such term is defined by the rules of the securities exchange or quotation system on which the Common Stock is traded, the directors designated to serve on such committee by FP shall be "independent directors."

FP's entitlement to majority representation on any committee created by the Board shall:

                  (i) at such time as FP's Aggregate Ownership Percentage is less than 25%, be reduced to an entitlement to designate one-fourth of the members of each such committee, rounded up to the nearest whole number of members if such fraction is not a whole number;

                  (ii) at such time as FP's Aggregate Ownership Percentage is less than 20%, be reduced to an entitlement to designate one-fifth of the members of each such committee, rounded up to the nearest whole number of members if such fraction is not a whole number;

                  (iii) at such time as FP's Aggregate Ownership Percentage is less than 10%, be reduced to an entitlement to designate one-tenth of the members of each such committee, rounded up to the nearest whole number of members if such fraction is not a whole number; and

                  (iv) terminate at such time as FP's Aggregate Ownership Percentage is less than 5%.

         (d) At such time as FP's Aggregate Ownership Percentage is greater than or equal to 25%, no action by the Company (including but not limited to any action by the Board or any committee thereof) shall be taken with respect to any of the following matters without the prior written consent of FP and the affirmative approval of the Board:

                  (i) the declaration of any dividend on or the making of any distribution with respect to, or the recapitalization, reclassification, redemption, repurchase or other acquisition of, any securities of the Company or any Subsidiary, except as expressly permitted by this Agreement;

                  (ii) any incurrence, refinancing, alteration of material terms or prepayment by the Company or any Subsidiary of indebtedness for borrowed money in excess of $10,000,000 in the aggregate (or the guaranty by the Company or any Subsidiary of any such indebtedness);

                  (iii) any approval of the annual business plan, budget and long-term strategic plan of the Company or any Subsidiary;

                  (iv) any modification of the long-term business strategy or scope of the business of the Company or any Subsidiary or any material customer relationships thereof;

                  (v) (A) any merger or consolidation of the Company with or into any Person, other than a wholly owned Subsidiary, or of any Subsidiary with or into any Person other than the Company or any other wholly owned Subsidiary, or (B) any sale of the Company or any Subsidiary or any significant operations of the Company or any Subsidiary or any joint venture transaction, acquisition or disposition of assets, business, operations or securities by the Company or any Subsidiary (in a single transaction or a series of related transactions) having a value in each case in this clause (B) in excess of $10,000,000;

                  (vi) any liquidation, dissolution, commencement of bankruptcy, liquidation or similar proceedings with respect to the Company or any Subsidiary;

                  (vii) the issuance of any security by the Company or any Subsidiary (not including issuances of such securities in connection with employee or stock option plans previously approved by the Board), other than as specifically contemplated by this Agreement;

                  (viii) any determination of compensation, benefits, perquisites and other incentives for the Chief Executive Officer or the Chief Financial Officer of the Company or its Subsidiaries and the approval or amendment of any plans or contracts in connection therewith, and any approval or amendment to any equity or other compensation or benefit plans for employees of the Company or its Subsidiaries;

                  (ix) any appointment or dismissal of any of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or any other executive officer in any similar capacity of the Company or any Subsidiary;

                  (x) any amendment to this Agreement, any exercise or waiver of the Company's rights under this Agreement, any amendment to the Charter or Bylaws or any adoption of or amendment to the certificate of incorporation or bylaws of any Subsidiary; or

                  (xi) any increase or decrease to the number of Directors that comprise the entire Board of the Company or any Subsidiary.

         Section 2.05 . Conflicting Charter or Bylaw Provisions. Each Stockholder shall vote its Common Shares or execute proxies or written consents, as the case may be, and shall take all other actions necessary to ensure that the Company's Charter and Bylaws (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

         Section 2.06. Subsidiary Governance. The Company and each Stockholder agree that (i) the board of directors or other persons performing similar functions of each Subsidiary of the Company (other than any Foreign Subsidiary and any Insignificant Subsidiary) shall be comprised of the individuals who are serving as directors on the Board in accordance with Section 2.01 hereof and
(ii) the board of directors or other persons performing similar functions of any Subsidiary of the Company shall be subject to all the provisions of this Article 2, including paragraph Section 2.04(d) of Section 2.04 hereof. Each Stockholder agrees to vote its Common Shares and to cause its representatives on the Board, subject to their fiduciary duties, to vote and take other appropriate action to effectuate the agreements in this Section 2.06 in respect of any Subsidiary of the Company.

                                   ARTICLE 3
                            RESTRICTIONS ON TRANSFER

         Section 3.01. General. (a) Each Stockholder understands and agrees that the Company Securities acquired prior to the date of this Agreement have not been registered under the Securities Act and are restricted securities under such Act and the rules and regulations promulgated thereunder. Each Stockholder agrees that it will not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any applicable foreign or state securities or "blue sky" laws, and the terms and conditions of this Agreement.

         (b) Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records to such attempted Transfer.

         Section 3.02. Legends. (a) In addition to any other legend that may be required, each certificate for Company Securities that is issued to any Stockholder shall bear a legend in substantially the following form:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS' AGREEMENT DATED AS OF _______________, 2004, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM ULTRA CLEAN HOLDINGS, INC. OR ANY SUCCESSOR THERETO."

         (b) If any Company Securities shall cease to be Registrable Securities (as defined in the Registration Rights Agreement) under clause (i) or clause (ii) of the definition thereof, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such shares without the first sentence of the legend required by Section 3.02(a) hereof endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) hereof endorsed thereon.

         Section 3.03. Restrictions on Transfer. Except with the prior written consent of the Company and FP, no Stockholder shall Transfer any of its Company Securities.

         Section 3.04. Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, FP may at any time Transfer any or all of its Company Securities to one or more Permitted Transferees without the consent of the Company or any other Stockholder or group of Stockholders; provided that (a) such Permitted Transferee shall, if so required by FP, agree in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto, and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or "blue sky" laws.

                                   ARTICLE 4
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.01. Information. The Company agrees to furnish FP, for so long as FP owns any Company Securities:

         (a) as soon as practicable and in any event no later than 20 days after the end of each fiscal month, a management report for such month covering the items set forth in Exhibit B hereto;

         (b) as soon as practicable and, in any event, within 45 days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP;

         (c) as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified by Deloitte & Touche or another firm of independent public accountants of nationally recognized standing, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Company's annual operating budget, (ii) any management letters or other correspondence from such accountants and (iii) the Company's annual operating budget for the coming fiscal year,

         (d) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to clause (c) above,

         (e) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made generally available by the Company to any of its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the SEC and (iii) all press releases and other statements made generally available by the Company to the public,

         (f) as soon as practicable and, in any event, within five Business Days after any officer of the Company obtains knowledge thereof, notice (with a description in reasonable detail, and stating the action that the Company is taking or proposes to take with respect thereto) of (i) the commencement of any material litigation, investigation or other proceeding to which the Company or any of its Subsidiaries is a party before any court or arbitrator or any governmental body, agency or official or (ii) the existence of any material default or breach under this Agreement or any other material contract or agreement to which the Company or any of its Subsidiaries is a party, and

         (g) as promptly as reasonably practicable, such other information with respect to the Company or any of its Subsidiaries as may reasonably be requested by FP.

         The Company's obligation to provide information pursuant to Section 4.01(a) and (b) and Section 4.02 shall be deemed satisfied upon the timely filing of such information with the SEC.

         Section 4.02. Reports. The Company will furnish the Stockholders with the quarterly and annual financial reports that the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or, in the event the Company is not required to file such reports, quarterly and annual reports containing the same information as would otherwise be required in such reports. The Company's obligation to provide information pursuant to this
Section 4.01 shall be deemed satisfied upon the timely filing of such information with the SEC.

         Section 4.03. Cooperation in Refinancing. Each Stockholder agrees to cooperate to the extent commercially reasonable with the Company and take such steps as the Board reasonably deems appropriate in any financing of debt of the Company and any of its Subsidiaries, including executing such documents as the Board reasonably determines should be filed with any governmental agency and conducting presentations to potential investors and rating agencies. This
Section 4.03 shall not be construed to require any Stockholder to contribute any additional capital to the Company.

         Section 4.04. Appointment of Stockholder Representative. FP and its Permitted Transferees, if any, irrevocably appoint the FP Stockholder Representative its agent and true and lawful attorney-in-fact, with full power of substitution, to take the actions, receive notices and exercise the powers delegated to the FP Stockholder Representative under this Agreement in the name of each such Stockholder, together with such actions and powers as are reasonably incidental thereto. Notwithstanding the foregoing, the FP Stockholder Representative shall not take any action or exercise any power to the extent that the holders of the majority of the Fully Diluted Common Shares held by FP and its Permitted Transferees shall have voted to prevent the Stockholder Representative from taking such action or exercising such power. "FP STOCKHOLDER REPRESENTATIVE" means FP, as agent for FP and its Permitted Transferees. The entity appointed as the FP Stockholder Representative may be replaced at any time and from time to time by the vote of a majority of the Fully Diluted Common Shares held by FP and its Permitted Transferees. FP shall notify the Company of such appointment as promptly as practicable after such appointment.

                                    ARTICLE 5
                                  MISCELLANEOUS

         Section 5.01. Entire Agreement. This Agreement, the Registration Rights Agreement, the Charter and the Bylaws constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

         Section 5.02. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 5.03. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that, subject to Section 3.04 hereof, any Permitted Transferee acquiring Company Securities and any Person acquiring Company Securities who is required by the terms of this Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan of the Company or any Subsidiary to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a "STOCKHOLDER." Any Stockholder who ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof (other than Sections 5.09, 5.10, 5.11 and 5.12).

         Section 5.04. Waiver; Amendment; Termination. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of the Board and Stockholders (including FP) holding at least 50% of the outstanding Common Shares held by the parties hereto at the time of such proposed amendment or modification.

         (b) Any amendment or modification of any provision of this Agreement that would adversely affect FP may be effected only with the consent of FP.

         Section 5.05. Notices. All notices, requests and other communications to any party shall be in writing (including facsimile transmissions) and shall be given,

         if to the Company to:

                           Ultra Clean Holdings, Inc.
                           150 Independence Drive
                           Menlo Park, CA 94025
                           Attention: Chief Executive Officer
                           Fax: (650) 326-0929

         with a copy to FP at the address listed below.

         if to FP, to:

                           FP-Ultra Clean, LLC
                           c/o Francisco Partners, L.P.
                           2882 Sand Hill Road, Suite 280
                           Menlo Park, CA 94025
                           Attention: Dipanjan Deb
                           Fax: (650) 233-2999

         with a copy to:

                           Davis Polk & Wardwell
                           1600 El Camino Real
                           Menlo Park, CA 94025
                           Attention: Alan F. Denenberg, Esq.
                           Fax: (650) 752-2111

         All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

         Any Person who becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

         Section 5.06. Fees and Expenses. The Company shall pay all out-of-pocket costs and expenses of the Stockholders, including the fees and expenses of counsel, incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby and all matters related hereto.

         Section 5.07. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         Section 5.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         Section 5.09. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

         Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 5.11. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

         Section 5.12. Consent to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.05 shall be deemed effective service of process on such party.

         Section 5.13. Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum possible extent so as to effectuate the parties' intent to the maximum possible extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

         Section 5.14. Recapitalization. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Company Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Company Securities or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as fairly and equitably to preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

         Section 5.15. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with, or grants rights superior to the rights granted to the Stockholders pursuant to, this Agreement. The Company represents and warrants to each Stockholder that it has not previously entered into any agreement with respect to any of its securities granting any registration rights to any Person.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ULTRA CLEAN HOLDINGS, INC.

By:__________________________
     Name:
     Title:

FP-ULTRA CLEAN, LLC

     By: FRANCISCO PARTNERS, L.P.,
         Managing Member
By:___________________________
   Name: Dipanjan Deb
   Title: Partner

                                                                       EXHIBIT A

                       JOINDER TO STOCKHOLDERS' AGREEMENT

         This Joinder Agreement (this "JOINDER AGREEMENT") is made as of the date written below by the undersigned (the "JOINING PARTY") in accordance with the Stockholders' Agreement dated as of _______________, 2004 (the "STOCKHOLDERS' AGREEMENT") between Ultra Clean Holdings, Inc. and FP-Ultra Clean, LLC, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders' Agreement.

         The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders' Agreement as of the date hereof and shall have all of the rights and obligations of a "Stockholder" thereunder as if it had executed the Stockholders' Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders' Agreement.

         The Joining Party's Aggregate Ownership is __________ Common Shares as of the date written below.

         IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, 20___

                                                  [NAME OF JOINING PARTY]

                                                  By: __________________________
                                                      Name:
                                                      Title:

                                                      Address for Notices:

                                                                       EXHIBIT B

                     MATTERS TO BE INCLUDED IN THE COMPANY'S
                            MONTHLY MANAGEMENT REPORT

1. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related unaudited statement of operations and cash flow for such month, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding month and portion of the previous fiscal year, and the figures for the corresponding month and portion of the then current fiscal year as in the Company's annual operating budget.

2. Projected monthly income statements prepared on the same basis as those specified in Item 1, including revenue forecasts by customer and expense budget by major expense category, for periods extending through a minimum of one year from the date of the report.

3. A summary of realized and projected sales bookings for the most recent month and for periods extending through a minimum of one year from the date of the report, including probability-weighted "pipeline" projections of new bookings to the extent that the Company compiles such data for internal purposes.